Exhibit 99.1

Archaea Energy Inc. Reports Second Quarter and First Half 2022

Results and Provides 2022 Guidance Update

Increasing Full Year 2022 Adjusted EBITDA Guidance

August 16, 2022

HOUSTON--(BUSINESS WIRE)-- Archaea Energy Inc. (“Archaea,” “the Company,” or “we”) (NYSE: LFG), an industry-leading renewable natural gas (“RNG”) company, today announced financial and operating results for the second quarter and first half of 2022.

FINANCIAL HIGHLIGHTS

●	Revenue of $77.2 million and net equity investment income of $2.7 million for the three months ended June 30, 2022 and revenue of $134.1 million and net equity investment income of $4.1 million for the six months ended June 30, 2022.

●	Net income[1] of $32.6 million for the three months ended June 30, 2022 and a net loss of $0.5 million for the six months ended June 30, 2022.

●	Net income per Class A Common Share of $0.27 for the three months ended June 30, 2022 and $0.05 for the six months ended June 30, 2022.

●	Adjusted EBITDA[2] of $30.1 million for the three months ended June 30, 2022 and $50.7 million for the six months ended June 30, 2022.

●	Produced and sold 2.04 million MMBtu of RNG for the three months ended June 30, 2022 and 3.58 million MMBtu of RNG for the six months ended June 30, 2022.[3]

●	Produced and sold 159 thousand MWh of electricity for the three months ended June 30, 2022 and 324 thousand MWh of electricity for the six months ended June 30, 2022.[3]

●	Increased full year 2022 Adjusted EBITDA guidance[4] range to $132.5 million – $147.5 million.

●	Increased full year 2022 capital expenditures (excluding acquisition costs) guidance range to $325 million – $365 million, from $255 million – $285 million previously, to begin development on recent additions to the Company’s development backlog.

●	Reaffirmed full year 2022 electricity production sold guidance of 850 thousand – 950 thousand MWh.[3]

●	Updated full year 2022 RNG production sold guidance range to 10.4 million – 11.4 million MMBtu.[3]

●	Successfully closed an amendment to the Company’s5 Revolving Credit and Term Loan Agreement, resulting in total aggregate commitments of $1.1 billion, an increase of approximately $630 million as compared to the original facilities. The amendment also includes an uncommitted $200 million accordion feature.

RECENT STRATEGIC ACCOMPLISHMENTS

●	Added 54 high-quality RNG development projects to the Company’s peer-leading development backlog year to date:

◦	INGENCO Acquisition – In July 2022, closed the previously announced acquisition of NextGen Power Holdings LLC (together with its subsidiaries, “INGENCO”). The acquisition includes 14 landfill gas to electric (LFGTE) plants and related gas rights at high-quality landfill sites with strong growth potential and permitted waste acceptance for over 40 years on average. The Company expects to build Archaea V1 RNG facilities on 11 INGENCO sites that do not currently have RNG plants.

◦	Lightning Renewables Joint Venture with Republic – In May 2022, announced the formation of a landmark joint venture (“JV”), Lightning Renewables, LLC (“Lightning Renewables”), with Republic Services, Inc. (“Republic”) (NYSE: RSG), one of the largest providers of environmental services in the United States, to jointly invest approximately $1.1 billion to develop 39 RNG facilities at landfill locations owned or operated by Republic across the United States. Archaea holds a 60% ownership interest in Lightning Renewables. Archaea will develop, engineer, construct, and operate the RNG facilities within the JV. Additionally, Archaea will receive fees for engineering, procurement, and construction management (“EPC”) during development and construction and fees for operation and maintenance services after completion.

▪	Initial Capital Funding of Lightning Renewables: In July 2022, the Company funded its initial capital contribution of $222.5 million to Lightning Renewables, which included the Company’s net contribution to the JV for the acquisition of Fort Wayne.

▪	Launched Upfront Permitting, Zoning and Engineering Initiative on Lightning Renewables Projects: Archaea and the JV entered into a new service agreement under their existing EPC contract allowing for upfront permitting, zoning, and engineering work across all 40 Lightning Renewables RNG development projects. Archaea believes this systematic and expedited approach to pre-construction activities will reduce execution and timing risk on project development.

▪	Fort Wayne Acquisition Adds 40th Project to Lightning Renewables: In July 2022, the JV successfully acquired an additional site (“Fort Wayne”) located in Fort Wayne, Indiana for $38 million. The acquisition includes a medium-BTU facility and landfill gas rights. The Company plans to build a new RNG plant on site that will have an initial capacity of 6,400 scfm at the date of commercial operation (“COD”) and will be expandable to 9,600 scfm as flows continue to grow. With the addition of Fort Wayne, Lightning Renewables now has the rights to develop a total of 40 RNG facilities at landfills owned or operated by Republic across the United States.

●	In the second quarter, the Company won three competitive Request for Proposal (RFP) processes to develop new RNG facilities at government-owned landfills. Once corresponding gas rights agreements are signed, these projects will increase the Company’s current backlog from 88 to 91 RNG development projects.

●	Continued commercial success in executing RNG sales agreements with creditworthy partners, in alignment with the Company’s goal of securing 70% of expected RNG production sold under long-term, fixed-price contracts:

◦	Expanded Commercial Partnership with Énergir – In August 2022, announced a new long-term RNG purchase and sale agreement with Énergir L.P. (“Énergir”). Under the agreement, which is subject to Québec regulatory approval, Énergir expects to purchase 2.15 million gigajoules (approximately 2.04 million MMBtu) of RNG and the associated Environmental Attributes[6] generated by Archaea annually from certain RNG production facilities in its portfolio for a fixed price for a period of 20 years. The agreement is expected to commence in October 2023.

◦	New Commercial Partnership with UGI – In July 2022, announced a medium-term RNG purchase and sale agreement with UGI Utilities, Inc. (“UGI Utilities”), a wholly-owned subsidiary of UGI Corporation (NYSE: UGI). Under the agreement, UGI Utilities will purchase 331,785 MMBtu of RNG and the associated Environmental Attributes generated by Archaea annually from its Assai RNG facility for a fixed price for a period of 5 years. Deliveries under the agreement commenced on July 1, 2022. This is the Company’s first contract with a regulated utility in Pennsylvania and demarcates the opening of a new market for potential long-term contracts.

●	Achieved development and operational milestones at key RNG facilities, in alignment with the Company’s 2022 guidance and development plan:

◦	Executing on 2022 Optimizations with Encouraging Results Year to Date – Completed initial optimization work at five legacy Aria facilities, with a focus on CO2 separation systems and nitrogen rejection unit (NRU) upgrades, which are essential components of the Archaea V1 plant design, translating into improved operational performance at these existing RNG facilities. On average, methane recovery increased almost 10% upon completion of the initial optimization projects and is expected to further increase after completing the remaining optimization work at these and other legacy sites within the Company’s portfolio.

◦	Advancing 2022 New-builds with Recent and Upcoming Completions – Progress made on new build projects as the Company nears the unveiling of its first Archaea V1 plant:

●	Costa View Dairy Digester Facility: Produced first pipeline-quality RNG and achieved commercial operations at the Costa View dairy digester facility in May 2022, successfully completing the second of four dairy projects within the Company’s 50%-owned Mavrix, LLC joint venture with BP Products North America Inc.

●	Deploying Archaea V1 Plants: The first Archaea V1 plants are expected to come online beginning this fall.

◦	Mitigating Exposure to Supply Chain and Inflation Risks – The Company continues to benefit from previously announced supply chain initiatives, particularly advanced bulk-ordering for major equipment and subcomponents, to minimize the risks of rising costs and delivery lead times.

●	Brian McCarthy, Archaea’s Co-Founder, Interim Chief Financial Officer, and Chief Investment Officer, was named Chief Financial Officer in August 2022.

CEO COMMENTARY

“Today we released operating and financial results for the second quarter and first half of 2022 that collectively reflect the hard work and dedication of the Archaea team over our short tenure as a public company,” said Nick Stork, Archaea’s Co-Founder and Chief Executive Officer. “The first half of this year was a crucial time in our pursuit of cementing a runway to successfully increase our estimated long-term production and annual earnings power. Moving forward, it is time for us to leverage the foundation we’ve established and successfully execute on our development plan. With every day that goes by, our team proves that we have positioned ourselves as a distinctive renewable energy platform that will continue to reshape the RNG industry.

We continue to see meaningful benefits from our optimization program, which has not only improved the operational performance of our existing RNG asset base, but has also substantiated key subsystems included within our Archaea V1 plant design. We have also made progress on our new-build projects, with an additional dairy digester RNG facility recently coming online. We are also seeing the increasing value of our differentiated commercial strategy amidst continued price volatility in the short-term transportation markets, as we have continued to sign additional long-term, fixed-price contracts. Our recently announced contracts with Énergir and UGI underscore the demand for sizable volumes of RNG that are structured in a way that caters to the specific energy needs and environmental goals of customers. Archaea remains one of the few RNG producers that can meet these demands.

I cannot overstate the transformative nature of the two strategic transactions we announced in the second quarter of this year. In July, we funded our first capital contribution to the Lightning Renewables JV, expanded the Lightning Renewables JV to a total of 40 projects with the Fort Wayne acquisition, and successfully closed the acquisition of INGENCO. We look forward to seeing the impact of both INGENCO and the Lightning Renewables JV on the future growth and success of our business. To position these assets and our broader project development backlog for continued execution, we successfully upsized and amended our credit facility and term loan despite today’s challenging capital markets environment. We believe that the over $600 million of incremental commitments from our lender group underscores confidence in our differentiated business model and ability to advance the development of our robust project backlog.

As I’ve mentioned already, our efforts during the second half of this year are focused on execution. We are ready to demonstrate our unmatched gas processing, project development, and operational expertise with the imminent unveiling and commissioning of our inaugural Archaea V1 plants, while also completing our near-term optimization projects. We are increasingly confident that Archaea V1’s standardized and modularized design will prove itself to be the cornerstone of our success by reducing project development costs and timelines and enabling more efficient operating performance. It is the collective responsibility of the Archaea team to execute on our mission to construct, commission, and operate these facilities.

Our team is proud of what we have achieved to date, and we are prepared to achieve the next important phase of our development program.”

SUMMARY AND REVIEW OF FINANCIAL RESULTS

The following results for the three months and six months ended June 30, 2022 are presented on a consolidated basis.

($ in thousands)	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Revenue	$77,219	$134,116
Equity Investment Income, Net	2,693	4,122
Net Income (loss)[1]	32,624	(548)
Adjusted EBITDA[2]	30,095	50,672

RNG Production Sold[3] (MMBtu)	2,037,765	3,577,797
Electricity Production Sold[3] (MWh)	158,803	324,383

RNG production sold for the three months and six months ended June 30, 2022 was positively impacted by incremental production from the Assai and Soares RNG facilities which were completed in December 2021 and January 2022, respectively, and increased methane recovery and RNG production from completed optimization initiatives. RNG production sold for the six months ended June 30, 2022 was also negatively impacted by downtime at certain facilities related to winter weather and maintenance activities during the first quarter.

Electricity production sold for the three months and six months ended June 30, 2022 was positively impacted by efficiency improvements across the asset portfolio and incremental production from our PEI Power facility. Electricity production sold for the six months ended June 30, 2022 was also negatively impacted by winter seasonality in the first quarter.

Revenues for the three months and six months ended June 30, 2022 were positively impacted by RNG production from Assai, strong market pricing of Environmental Attributes, natural gas, and electricity, and forward sales of certain Environmental Attributes which reduces market pricing risk. Net equity investment income for the three months and six months ended June 30, 2022 was positively impacted by lower income tax expenses in the second quarter compared to the first quarter of 2022.

Net income for the three months and six months ended June 30, 2022 was primarily driven by strong market pricing of Environmental Attributes, natural gas, and electricity, and gains from changes in fair value of warrant derivatives, partially offset by higher cost of sales due to higher gas costs, electric utility costs, and employee costs, as well as higher royalties due to higher energy revenues. Net income for the six months ended June 30, 2022 was also positively impacted by reduced general and administrative expenses in the second quarter compared to the first quarter due to reduced acquisition and other transaction costs and severance costs.

Adjusted EBITDA for the three months and six months ended June 30, 2022 was positively impacted by strong market pricing of Environmental Attributes, natural gas, and electricity, and to a lesser extent, negatively impacted by higher cost of sales and higher royalties as described above.

Timing Adjustment for a Settled RIN Transaction

Under generally accepted accounting principles (“GAAP”), the timing of revenue recognition for stand-alone Renewable Identification Numbers (“RINs”) sales contracts is tied to the delivery of the RIN to our counterparties and not the production of the RIN. The Company had approximately 3.0 million RINs generated by June 2022 RNG production that were delivered under forward RIN sale agreements in July 2022 at a weighted-average price of $3.15. To reflect this and match the RIN revenue to the month of production, the Company included a $7.0 million Adjusted EBITDA add-back (“Settled RIN adjustment”), which represents the net cash value (proceeds minus expenses) of this settled, forward sold RIN transaction. The related revenues and associated royalty expenses will be recognized in the third quarter of 2022. The Company anticipates the quarterly financial impact of these monetization timing delays to be mitigated over time as it continues to bring additional RNG facilities online and enter into new contracts.

COMPLETION OF AMENDMENT AND UPSIZE OF TERM LOAN AND REVOLVING CREDIT FACILITY

On June 30, 2022, the Company announced that it successfully closed an amendment to its Revolving Credit and Term Loan Agreement. Aggregate commitments now total $1.1 billion, an increase of approximately $630 million from the original facilities, and consist of a $400 million senior secured term loan credit facility and a $700 million senior secured revolving credit facility (together, the “Amended Facilities”). The interest rate for the Amended Facilities is equal to the secured overnight financing rate (“SOFR”) plus 275 basis points for the revolving credit facility and SOFR plus 325 basis points for the term loan credit facility. The Amended Facilities also include an uncommitted $200 million accordion feature. The maturity date of the Amended Facilities remains unchanged at September 15, 2026.

Available capacity under the Amended Facilities, along with available cash, were used to fund the Company’s acquisition of INGENCO and initial capital contribution to Lightning Renewables. Available capacity under the Amended Facilities is also expected to be used to fund capital expenditures related to the Company’s development plan and other permitted investments, to provide working capital, and for other general corporate purposes.

CAPITAL STRUCTURE AND LIQUIDITY

As of June 30, 2022, Archaea’s liquidity position was $861.4, consisting of cash and cash equivalents of $213.3 million, restricted cash of $21.9 million, and $626.2 million of available borrowing capacity under the revolving credit facility after taking into consideration outstanding letters of credit.

The Amended Facilities described above, along with the Company’s other existing sources of liquidity, are expected to be sufficient to fund the Company’s development capital needs for the foreseeable future, including capital expenditures related to Lightning Renewables, projects related to INGENCO, and core development projects, thereby eliminating the need for additional external capital in the near-term based on the Company’s current development plans and backlog.

Capital Investments

Total cash used in investing activities was $67.1 million for the three months ended June 30, 2022. Archaea spent $66.5 million on development activities. Development activities in the three months ended June 30, 2022 were related to construction and optimization across the Company’s various plants and projects in development. The Company also made contributions to equity method investments totaling $4.0 million and received return of investment in equity method investments of $3.3 million.

Total cash used in investing activities was $133.6 million for the six months ended June 30, 2022. Archaea spent $127.9 million on development activities and $7.0 million, net of cash acquired, primarily related to the acquisition of landfill gas right assets. Development activities in the six months ended June 30, 2022 were related to construction and optimization across the Company’s various plants and projects in development. The Company also made contributions to equity method investments totaling $8.0 million and received return of investment in equity method investments of $7.4 million.

Well-Positioned to Support Recent Increase in Debt Funding and Near-Term Leverage

The Company believes it is capable of supporting the near-term increase in its leverage profile as a result of its Amended Facilities. The Company’s long-term debt profile is supported by long-term, fixed-price contracts in place today, which have a weighted average remaining contract term of 18.7 years and cumulative fixed-price value of up to $6.5 billion over the remaining life of the contracts. This provides the Company with multi-decade visibility into a sizable, predictable cash flow profile that can readily service its near-term debt levels.

2022 FULL YEAR GUIDANCE

Archaea is increasing its Adjusted EBITDA and capital expenditures guidance for full year 2022. In addition, the Company is reaffirming its electricity production sold volumes guidance and reducing its RNG production sold volumes guidance for full year 2022. All guidance is current as of the published date and is subject to change.

($ millions, except production data)	Full Year 2022
RNG Production Sold[3] (million MMBtu)	10.4	–	11.4
Electricity Production Sold[3] (thousand MWh)	850	–	950
Adjusted EBITDA[4]	$132.5	–	$147.5
Capital Expenditures[7]	$325	–	$365

Within the 2022 Adjusted EBITDA guidance range, the Company estimates that approximately 3.0 million MMBtu at the midpoint of its expected 2022 RNG production sold will be subject to market pricing in the second half of 2022. For the second half of 2022, the Company assumes D3 RIN prices of $2.85 to $2.95 per gallon ($33.42 to $34.59 per MMBtu8) for volumes expected to be subject to market pricing. For projections beyond the second half of 2022, the Company’s D3 RIN pricing assumptions remain unchanged at $1.50 per gallon ($17.59 per MMBtu).

Within its 2022 Adjusted EBITDA guidance range, the Company is also reaffirming its expected general and administrative expenses of approximately $55 million, which includes expected headcount additions related to the INGENCO acquisition and Lightning Renewables JV.

The Company is revising its expected 2022 RNG production sold guidance to 10.4 million to 11.4 million MMBtu due to winter weather and maintenance activities in the first half of 2022 and unanticipated delays in zoning at optimization sites with significant landfill gas being flared or combusted. These delays are expected to be mitigated in the near-term. Annualized production as of July 2022 was approximately 10 million MMBtu per year, without the impact of significant optimization and new build projects that are expected to be placed into service in the second half of 2022.

The Company’s 2022 capital expenditures projection increased by $70 million to $80 million to reflect the impact of favorable additions to its development backlog. Excluding the incremental capital expenditures from these future projects, and capital paid for acquisitions year to date 2022, Archaea does not expect any material changes to its previous baseline 2022 capital expenditures guidance range provided on March 17, 2022 of $255 million to $285 million.

At the midpoint of its guidance range, the Company continues to expect capital investments of approximately $130 million during 2022 for projects expected to be placed into service in 2022.

BRIAN MCCARTHY NAMED CHIEF FINANCIAL OFFICER

The Company recently named Brian McCarthy its Chief Financial Officer, a role he has held on an interim basis since March 2022. Mr. McCarthy will lead the Company’s financial operations and strategy as well as the Company’s commercial strategy, investments, and business development. Mr. McCarthy is a Co-Founder of Archaea and served as legacy Archaea’s Chief Financial Officer from January 2019 to May 2021.

SECOND QUARTER 2022 CONFERENCE CALL AND WEBCAST

Archaea will host a conference call to discuss financial and operating results for second quarter and first half of 2022 and to provide an update on strategic priorities on Tuesday, August 16, 2022 at 11 a.m. Eastern Time / 10 a.m. Central Time. A listen-only webcast of the call and an accompanying slide presentation may be accessed at www.archaeaenergy.com. After completion of the webcast, a replay will be available for 12 months on the Company’s website.

1.	Unless otherwise specified, net income (loss) as shown herein is before net income (loss) attributable to redeemable noncontrolling interest. For information regarding net income (loss) attributable to Class A Common Stock, please see the Consolidated Statements of Operations included in this release.

2.	Non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Measures” for further details.

3.	Volumes produced and sold include production from the Company’s wholly-owned facilities and its proportionate share of production from its equity method investment facilities.

4.	A reconciliation of expected full year 2022 Adjusted EBITDA to net income (loss), the closest GAAP financial measure, cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts, including share-based compensation expense, which is affected by factors including future personnel needs and the future price of our Class A Common Stock, and changes in fair value of warrant derivatives, due to a variety of factors including the unpredictability of underlying price movements, which may be significant.

5.	Through Archaea Energy Operating LLC, a subsidiary of the Company.

6.	Environmental Attributes refer to federal, state, and local government incentives in the United States, provided in the form of RINs, Renewable Energy Credits, Lower Carbon Fuel Standard credits, renewable thermal certificates, rebates, tax credits, and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy.

7.	Excluding acquisition costs.

8.	Conversion factor of 11.727 RINs per MMBtu.

ABOUT ARCHAEA

Archaea Energy Inc. is one of the largest RNG producers in the U.S., with an industry-leading platform and expertise in developing, constructing, and operating RNG facilities to capture waste emissions and convert them into low carbon fuel. Archaea’s innovative, technology-driven approach is backed by significant gas processing expertise, enabling Archaea to deliver RNG projects that are expected to have higher uptime and efficiency, faster project timelines, and lower development costs. Archaea partners with landfill and farm owners to help them transform potential sources of emissions into RNG, transforming their facilities into renewable energy centers. Archaea’s differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels.

Additional information is available at www.archaeaenergy.com.

USE OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial statements in accordance with GAAP, this release contains non-GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure that Archaea uses to facilitate comparisons of operating performance across periods. Non-GAAP measures should be viewed as a supplement to and not a substitute for the Company’s GAAP measures of performance and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of the Company’s results as reported under GAAP and should be evaluated only on a supplementary basis.

FORWARD-LOOKING STATEMENTS

This release contains certain statements that may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other similar words. Forward-looking statements may relate to expectations for future financial performance, business strategies or expectations for Archaea’s business. Specifically, forward-looking statements may include statements concerning market conditions and trends, earnings, performance, strategies, prospects and other aspects of Archaea’s business. Forward looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of Archaea, and such statements involve known and unknown risks, uncertainties and other factors.

The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward looking statements include, but are not limited to: (a) Archaea’s ability to successfully integrate INGENCO and other future acquisitions; (b) the ability to recognize the anticipated financial, strategic, and operational benefits of the business combinations, the INGENCO acquisition, the Lightning Renewables JV, and other future acquisitions or strategic transactions, which may be affected by, among other things, competition, the ability of Archaea to grow and manage growth profitably and retain its management and key employees; (c) the possibility that Archaea may be adversely affected by other economic, business and/or competitive factors, including rising inflation and interest rates; (d) Archaea’s ability to develop and operate new projects, including the projects contemplated from the INGENCO assets and Lightning Renewables; (e) the reduction or elimination of government economic incentives to the renewable energy market; (f) delays in acquisition, financing, construction and development of new or planned projects; (g) the length of development cycles for new projects, including the design and construction processes for Archaea’s projects; (h) Archaea’s ability to identify suitable locations for new projects; (i) Archaea’s dependence on landfill operators; (j) existing regulations and changes to regulations and policies that affect Archaea’s operations; (k) decline in public acceptance and support of renewable energy development and projects; (l) demand for renewable energy not being sustained; (m) impacts of climate change, changing weather patterns and conditions, and natural disasters; (n) the ability to secure necessary governmental and regulatory approvals; (o) Archaea’s expansion into new business lines; and (p) other risks and uncertainties described in Archaea’s Annual Report on Form 10-K for the year ended December 31, 2021, including those under “Risk Factors” therein, Archaea’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 and other documents filed or to be filed by Archaea with the Securities and Exchange Commission.

Accordingly, forward-looking statements should not be relied upon as representing Archaea’s views as of any subsequent date. Archaea does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

(Financial Tables and Supplementary Information Follow)

ARCHAEA ENERGY INC.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six months ended June 30,
(in thousands, except shares and per share	2022	2021	2022	2021
Revenues and Other Income
Energy revenue	$71,235	$3,059	$124,151	$3,059
Other revenue	3,215	2,068	4,428	3,722
Amortization of intangibles and below-market contracts	2,769	—	5,537	—
Total Revenues and Other	$77,219	$5,127	$134,116	$6,781
Equity Investment Income, Net	2,693	—	4,122	—
Cost of Sales
Cost of energy	46,699	3,148	75,278	3,148
Cost of other revenues	2,317	1,199	3,940	2,360
Depreciation, amortization and accretion	13,730	886	26,219	935
Total Cost of Sales	62,746	5,233	105,437	6,443
General and administrative expenses	18,883	7,884	45,236	11,042
Operating Income (Loss)	(1,717)	(7,990)	(12,435)	(10,704)
Other Income (Expense)
Interest expense, net	(3,712)	(13)	(6,366)	(19)
Gain (loss) on warrants and derivative contracts	38,095	—	18,180	—
Other income (expense)	87	73	202	294
Total Other Income (Expense)	34,470	60	12,016	275
Income (Loss) Before Income	32,753	(7,930)	(419)	(10,429)
Income tax expense	129	—	129	—
Net Income (Loss)	32,624	(7,930)	(548)	(10,429)
Net income (loss) attributable to nonredeemable noncontrolling interests	—	(168)	—	(254)
Net income (loss) attributable to Legacy Archaea	—	(7,762)	—	(10,175)
Net income (loss) attributable to redeemable noncontrolling interests	10,674	—	(4,071)	—
Net Income (Loss) Attributable to Class A Common Stock	$21,950	$—	$3,523	$—
Net income (loss) per Class A common share:
Net income (loss) – basic (1)	$0.27	$—	$0.05	$—
Net income (loss) – diluted (1)	$(0.18)	$—	$(0.12)	$—
Weighted average shares of Class A Common Stock outstanding:
Basic (1)	80,522,737	—	73,488,555	—
Diluted (1)	83,445,455	—	76,203,753	—

(1)	Class A Common Stock is outstanding beginning September 15, 2021 due to the reverse recapitalization transaction described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

ARCHAEA ENERGY INC.

Consolidated Balance Sheets (Unaudited)

(in thousands, except shares and per share data)	June 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$213,315	$77,860
Restricted cash	21,864	15,206
Accounts receivable, net	29,841	37,010
Inventory	11,050	9,164
Prepaid expenses and other current assets	33,952	21,225
Total Current Assets	310,022	160,465
Property, plant and equipment, net	460,340	350,583
Intangible assets, net	627,223	638,471
Goodwill	29,835	29,211
Equity method investments	263,336	262,738
Operating lease right-of-use assets	4,654	—
Other non-current assets	17,113	9,721
Total Assets	$1,712,523	$1,451,189
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable - trade	$38,272	$11,096
Current portion of long-term debt, net	21,568	11,378
Current portion of operating lease liabilities	923	—
Accrued and other current liabilities	63,607	46,279
Total Current Liabilities	124,370	68,753
Long-term debt, net	548,900	331,396
Derivative liabilities	52,730	67,424
Below-market contracts	135,210	142,630
Asset retirement obligations	4,830	4,677
Long-term operating lease liabilities	3,952	—
Other long-term liabilities	2,590	5,316
Total Liabilities	872,582	620,196
Commitments and Contingencies
Redeemable Noncontrolling Interests	606,608	993,301
Stockholders’ Equity
Preferred stock, $0.0001 par value; 10,000,000 authorized; none issued and outstanding	—	—
Class A Common Stock, $0.0001 par value; 900,000,000 shares authorized; 80,717,757 shares issued and outstanding as of June 30, 2022 and 65,122,200 shares issued and outstanding as of December 31, 2021	8	7
Class B Common Stock, $0.0001 par value; 190,000,000 shares authorized; 39,060,418 shares issued and outstanding as of June 30, 2022 and 54,338,114 shares issued and outstanding as of December 31, 2021	4	5
Additional paid in capital	392,118	—
Accumulated deficit	(158,797)	(162,320)
Total Stockholders’ Equity	233,333	(162,308)
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders’ Equity	$1,712,523	$1,451,189

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net income (loss) for the three and six months ended June 30, 2022:

(in thousands)	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
Net Income (loss)	$32,624	$(548)
Adjustments:
Interest expense	3,712	6,366
Depreciation, amortization and accretion	13,730	26,219
Income tax expense	129	129
EBITDA	$50,195	$32,166
Net derivative activity	(38,095)	(18,180)
Amortization of intangibles and below-market contracts	(1,103)	(2,206)
Amortization of equity method investments basis difference	2,571	5,141
Depreciation and amortization adjustments for equity method investments	1,579	3,173
Income tax expense for equity method investments	151	1,693
Share-based compensation expense	3,170	8,923
Acquisition and other transaction costs(1) and severance costs	4,621	12,956
Settled RIN adjustment (2)	7,006	7,006
Adjusted EBITDA	$30,095	$50,672

(1)	Other transaction costs include expenses related to certain joint ventures, R&D expenses and the Ares secondary offering.

(2)	Adjustment for gross profit on RINs generated from June gas production which will be recognized in the Company’s third quarter 2022 consolidated statement of operations. See “Summary and Review of Financial Results — Timing Adjustment for a Settled RIN Transaction” for more information.

Adjusted EBITDA is commonly used as a supplemental financial measure by Archaea’s management and external users of its consolidated financial statements to assess the financial performance of its assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Archaea believes Adjusted EBITDA provides relevant and useful information to management, investors, and other users of its financial information in evaluating the effectiveness of its operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.

Adjusted EBITDA is calculated by taking net income (loss), before taxes, interest expense, and depreciation, amortization and accretion, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including gains and losses on disposal of assets, impairment charges, debt forbearance costs, net derivative activity, non-cash share-based compensation expense, acquisition and other transaction costs, severance costs, and Settled RIN timing adjustment. Archaea believes the exclusion of these items enables investors and other users of its financial information to assess its sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Adjusted EBITDA also includes adjustments for equity method investment basis difference amortization and the depreciation and amortization expense and income tax expense included in the Company’s equity earnings from its equity method investments. These adjustments should not be understood to imply that Archaea has control over the related operations and resulting revenues and expenses of its equity method investments. Archaea does not control its equity method investments; therefore, it does not control the earnings or cash flows of such equity method investments. The use of Adjusted EBITDA, including adjustments related to equity method investments, as an analytical tool should be limited accordingly.

A reconciliation of expected full year 2022 Adjusted EBITDA to net income (loss), the closest GAAP financial measure, cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts, including changes in share-based compensation expense, which is affected by factors including future personnel needs and the future price of our Class A Common Stock, and fair value of warrant derivatives, due to a variety of factors including the unpredictability of underlying price movements, which may be significant.

ARCHAEA CONTACTS

Megan Light

mlight@archaea.energy

346-439-7589

Blake Schreiber

bschreiber@archaea.energy

346-440-1627